Exhibit 10.1

Second Amendment to the

Amended and Restated

Limited Partnership Agreement

of

PennyMac Operating Partnership, L.P.

This Second Amendment (this “Amendment”) is made as of July 5, 2017 by and among PennyMac GP OP, Inc., a Delaware corporation, as the general partner (the “General Partner”) of PennyMac Operating Partnership, L.P., a Delaware limited partnership (the “Partnership”), and as attorney-in-fact for the Persons named on Exhibit A to the Amended and Restated Limited Partnership Agreement of PennyMac Operating Partnership, L.P., dated as of August 4, 2009, as amended (the “Partnership Agreement”), for the purpose of amending the Partnership Agreement.  Capitalized terms used herein and not defined shall have the meanings given to them in the Partnership Agreement.

WHEREAS, the Board of Trustees (the “Board”) of PennyMac Mortgage Investment Trust, a Maryland real estate investment trust (the “Company”), by resolutions duly adopted on June 26, 2017, and the Pricing Committee of the Board, by resolutions duly adopted on June 27, 2017, classified and designated 8,050,000 Preferred Shares (as defined in the Declaration of Trust of the Company (the “Declaration of Trust”)) as REIT Series B Preferred Shares (as defined below);

WHEREAS, the Company filed Articles Supplementary to the Declaration of Trust (the “Series B Articles Supplementary”) with the State Department of Assessments and Taxation of Maryland on June 30, 2017, establishing the REIT Series B Preferred Shares, with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as described in the Series B Articles Supplementary;

WHEREAS, on July 5, 2017, the Company issued 7,000,000 REIT Series B Preferred Shares and may issue up to an additional 1,050,000 REIT Series B Preferred Shares pursuant to a 30-day option granted by the Company to the Underwriters (as defined below) pursuant to that certain Purchase Agreement, dated June 27, 2017, by and among the Company, the Partnership and PNMAC Capital Management, LLC, on the one hand, and Morgan Stanley & Co. LLC, Keefe, Bruyette & Woods, Inc. and RBC Capital Markets, LLC (the “Underwriters”), on the other hand; and

WHEREAS, the General Partner has determined that, in connection with the issuance of the REIT Series B Preferred Shares, it is necessary and desirable to amend the Partnership Agreement to create additional Partnership Units having designations, preferences and other rights which are substantially the same as the economic rights of the REIT Series B Preferred Shares.

NOW, THEREFORE, in consideration of the premises and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the General Partner hereby amends the Partnership Agreement as follows:

1. Article 1 of the Partnership Agreement is hereby amended by adding the following definitions:

“REIT Series B Preferred Shares” means the 8.00% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Shares of Beneficial Interest, $0.01 par value per share (liquidation preference Twenty-Five Dollars ($25.00) per share) of the Company, with such preferences, conversion and other rights, voting powers, restrictions, limitations as to dividends and other distributions, qualifications, and terms and conditions of redemption as described in the Series B Articles Supplementary; and

“Series B Articles Supplementary” means the Articles Supplementary of the Company in connection with its REIT Series B Preferred Shares, as filed with the State Department of Assessments and Taxation of Maryland on June 30, 2017.

“Series B Preferred Units” means the series of Partnership Units representing units of Limited Partnership Interest designated as the 8.00% Series B Fixed-to-Floating Rate Cumulative Redeemable Preferred Units (liquidation preference Twenty-Five Dollars ($25.00) per share), with such preferences, conversion and other rights, voting powers, restrictions, limitations as to distributions, qualifications, and terms and conditions of redemption as described herein.

2. In accordance with Section 4.2.A of the Partnership Agreement, set forth below are the terms and conditions of the Series B Preferred Units hereby established and issued to the Company in consideration of the Company’s contribution to the Partnership of the net proceeds from the issuance and sale of the REIT Series B Preferred Shares by the Company:

A. Designation and Number.  A series of Partnership Units, designated as Series B Preferred Units, is hereby established.  The number of authorized Series B Preferred Units shall be 8,050,000.

B. Ranking.  The Series B Preferred Units shall rank, with respect to rights to the payment of distributions and the distribution of assets in the event of any liquidation, dissolution or winding up of the Partnership, (a) senior to the Common Units and to all other Partnership Interests other than the Partnership Interests referred to in clauses (b) and (c) of this Section 2.B.; (b) on a parity with the Series A Preferred Units and all other Partnership Interests with terms specifically providing that those Partnership Interests rank on a parity with the Series B Preferred Units with respect to rights to the payment of distributions and the distribution of assets upon any liquidation, dissolution or winding up of the Partnership; and (c) junior to all Partnership Interests with terms specifically providing that those Partnership Interests rank senior to the Series B Preferred Units with respect to rights to the payment of distributions and the distribution of assets upon any liquidation, dissolution or winding up of the Partnership.

C. Distributions.

(i) Pursuant to Section 5.1 of the Partnership Agreement, holders of the Series B Preferred Units are entitled to receive, when, as and if authorized by the General Partner, out of Available Cash, cumulative cash distributions (i) from, and including, the date on which Series B Preferred Units are first issued (the “Original Issuance Date”) to, but not including, June 15, 2024 (the “Fixed Rate Period”), at a fixed rate equal to 8.00% per annum based on the Twenty-Five Dollars ($25.00) per unit liquidation preference per annum, or $2.00 per unit; and (ii) from, and including, June 15, 2024 and thereafter (the “Floating Rate Period”), at a floating rate equal to Three-Month LIBOR (as defined below) as calculated on each applicable Distribution Determination Date (as defined below) plus a spread of 5.99% per annum based on the Twenty-Five Dollars ($25.00) per unit liquidation preference.  Distributions on the Series B Preferred Units shall accumulate daily and shall be cumulative from, and including, the Original Issuance Date or, if later, the latest Series B Preferred Unit Distribution Payment Date (as defined below) to which cumulative distributions have been paid in full (or declared and the corresponding Series B Preferred Unit Distribution Date (as defined below) for determining unitholders entitled to payment thereof has passed), and shall be payable quarterly in arrears on the 15th day of each March, June, September and December (each, a “Series B Preferred Unit Distribution Payment Date”) with respect to the immediately preceding Distribution Period; provided, that if any Series B Preferred Unit Distribution Payment Date is not a Business Day, then the distribution which would otherwise have been payable on that Series B Preferred Unit Distribution Payment Date may be paid on the next succeeding Business Day with the same force and effect as if paid on such Series B Preferred Unit Distribution Payment Date and no interest, additional distributions or other sums will accumulate on the amount so payable for the period from and after such Series B Preferred Unit Distribution Payment Date to such next succeeding Business Day. The first distribution on the Series B Preferred Units is scheduled to be paid on September 15, 2017 in the amount of $0.38889 per unit and will represent accrual for less than the full quarterly period, covering the period from, and including, the Original Issuance Date to, but not including, September 15, 2017. That distribution will be paid to the Persons who are the holders of record of the Series B Preferred Units at the close of business on the corresponding Series B Preferred Unit Distribution Record Date, which will be September 1, 2017. Distributions payable on the Series B Preferred Units during the Fixed Rate Period, including distributions payable for the first Distribution Period and any partial Distribution Period, will be computed on the basis of a 360-day year consisting of twelve 30-day months.  Distributions payable on the Series B Preferred Units during the Floating Rate Period, including distributions payable for any partial Distribution Period, will be computed based on the actual number of days and a 360-day year.  Distributions will be payable to holders of record as they appear in the records of the Partnership for the Series B Preferred Units at the close of business on the applicable Partnership Record Date, which shall be the 1st day of the calendar month, whether or not a Business Day, in which the applicable Series B Preferred Unit Distribution Payment Date occurs (each, a “Series B Preferred Unit Distribution Record Date”).  The distributions payable on any Series B Preferred Unit Distribution Payment Date shall include distributions accumulated to, but not including, such Series B Preferred Unit Distribution Payment Date.

(ii) No distribution on the Series B Preferred Units shall be authorized by the General Partner or paid or set apart for payment by the Partnership at any time when the terms and provisions of any agreement of the Partnership, including any agreement relating to any indebtedness of the Partnership, prohibit the authorization, payment or setting apart for payment thereof or provide that the authorization, payment or setting apart for payment thereof would constitute a breach of the agreement or a default under the agreement, or if the authorization, payment or setting apart for payment shall be restricted or prohibited by law.

(iii) Notwithstanding anything to the contrary contained herein, distributions on the Series B Preferred Units shall accumulate whether or not the Partnership has earnings, whether or not there is sufficient Available Cash for the payment of those distributions and whether or not those distributions are authorized.  No interest, or sum in lieu of interest, will be payable in respect of any distribution payment or payments on the Series B Preferred Units which may be in arrears, and holders of the Series B Preferred Units will not be entitled to any distributions in excess of full cumulative distributions described in Section 2.C.(i) hereof.  Any distribution payment made on the Series B Preferred Units shall first be credited against the earliest accumulated but unpaid distribution due with respect to the Series B Preferred Units.

(iv) Except as provided in Section 2.C.(v) hereof, unless full cumulative distributions on all Series B Preferred Units have been or contemporaneously are paid or authorized and a sum sufficient for the payment thereof is set apart for payment for all past Distribution Periods, (i) no distributions (other than distributions paid in Common Units or in any class or series of Partnership Interests ranking junior to the Series B Preferred Units as to distributions and upon liquidation) shall be paid or authorized and set apart for payment upon Common Units, Series A Preferred Units or any other class or series of Partnership Interests ranking junior to or on a parity with the Series B Preferred Units as to distributions or upon liquidation, (ii) no other distribution (other than a repurchase that is considered a distribution as to which clause (iii) would apply) shall be paid or authorized and set apart for payment upon Common Units, Series A Preferred Units or any other class or series of Partnership Interests ranking junior to or on a parity with the Series B Preferred Units as to distributions or upon liquidation and (iii) no Common Units, Series A Preferred Units or any other class or series of Partnership Interests ranking junior to or on a parity with the Series B Preferred Units as to distributions or upon liquidation shall be redeemed, purchased or otherwise acquired for any consideration (or any moneys be paid to or made available for a sinking fund for the redemption of any such Partnership Interests) by the Partnership (except, in the case of clause (iii), by conversion into or exchange for Common Units or any other class or series of Partnership Interests ranking junior to the Series B Preferred Units as to distributions and upon liquidation); provided, however, that neither the foregoing nor the restriction described in Section 2.C.(v) hereof shall prevent the purchase or acquisition by the Partnership of any class or series of Partnership Interests corresponding to any REIT Series B Preferred Shares or any other class or series of shares of beneficial interest of the Company to be purchased or acquired by the Company in accordance with the proviso set forth in Section 4(d) of the Series B Articles Supplementary.

(v) When distributions are not so paid in full (or authorized and a sum sufficient for such full payment is not so set apart) upon the Series B Preferred Units, the Series A Preferred Units and any other class or series of Partnership Interests ranking on a parity as to distributions with the Series B Preferred Units, all distributions authorized upon the Series B Preferred Units and such other class or series of Partnership Interests shall be authorized pro rata so that the amount of distributions authorized per Series B Preferred Unit, Series A Preferred Unit and per unit on such other class or series of Partnership Interests shall in all cases bear to each other the same ratio that accumulated distributions per Series B Preferred Unit, Series A Preferred Unit and per unit on such other class or series of Partnership Interests (which shall not include any accrual in respect of unpaid distributions for prior Distribution Periods if such Partnership Interests do not have cumulative distributions) bear to each other.  No interest, or sum of money in lieu of interest, shall be payable in respect of any distribution payment or payments on the Series B Preferred Units which may be in arrears.

(vi) The term “Three-Month LIBOR” shall be calculated for each Distribution Period during the Floating Rate Period and shall mean, on any Distribution Determination Date: (i) the rate (expressed as a percentage per year) for deposits in U.S. dollars having an index maturity of three months, in amounts of at least $1,000,000, as such rate appears on “Reuters Page LIBOR01” at approximately 11:00 a.m. (London time) on the relevant Distribution Determination Date; or if no such rate appears on “Reuters Page LIBOR01” or if the “Reuters Page LIBOR01” is not available at approximately 11:00 a.m. (London time) on the relevant Distribution Determination Date, then the General Partner will select four nationally-recognized banks in the London interbank market and request that the principal London offices of those four selected banks provide the General Partner with their offered quotation for deposits in U.S. dollars for a period of three months, commencing on the first day of the applicable Distribution Period, to prime banks in the London interbank market at approximately 11:00 a.m. (London time) on the Distribution Determination Date for the applicable Distribution Period. Offered quotations must be based on a principal amount equal to an amount that, in the General Partner’s discretion, is representative of a single transaction in U.S. dollars in the London interbank market at that time. If at least two quotations are provided, the Three-Month LIBOR for such Distribution Period will be the arithmetic mean (rounded upward, if necessary, to the nearest 0.00001 of 1%) of those quotations. If fewer than two quotations are provided, the Three-Month LIBOR for such Distribution Period will be the arithmetic mean (rounded upward, if necessary, to the nearest 0.00001 of 1%) of the rates quoted at approximately 11:00 a.m. (New York City time) on the Distribution Determination Date for such Distribution Period by three nationally-recognized banks in New York, New York selected by the General Partner, for loans in U.S. dollars to nationally-recognized European banks (as selected by the General Partner), for a period of three months commencing on the first day of such Distribution Period. The rates quoted must be based on an amount that, in the General Partner’s discretion, is representative of a single transaction in U.S. dollars in that market at that time. If fewer than three New York, New York banks selected by the General Partner quote rates in the manner described above, the Three-Month LIBOR for the applicable Distribution Period will be the same as for the immediately preceding Distribution Period, or, if there was no such Distribution Period, the distribution shall be calculated at the distribution rate in effect for the immediately preceding Distribution Period.

(vii)  The term “Distribution Determination Date” shall mean the London Business Day (as defined below) immediately preceding the first day of the applicable Distribution Period.

(viii)  The term “Distribution Period” shall mean the period from, and including, a Distribution Payment Date to, but not including, the next succeeding Distribution Payment Date, except for the initial Distribution Period, which shall be the period from, and including, the Original Issuance Date to, but not including, September 15, 2017.

(ix) The term “London Business Day” shall mean any day on which dealings in deposits in U.S. dollars are transacted in the London interbank market.

(x) The term “Reuters Page LIBOR01” shall mean the display so designated on the Reuters 3000 Xtra (or such other page as may replace the LIBOR01 page on that service, or such other service as may be nominated by the ICE Benchmark Administration Limited (“ICE”), or its successor, or such other entity assuming the responsibility of ICE or its successor in the event ICE or its successor no longer does so, as the successor service, for the purpose of displaying London interbank offered rates for U.S. dollar deposits).

D. Allocations.

Allocations of the Partnership’s items of income, gain, loss and deduction shall be allocated among holders of Series B Preferred Units in accordance with Article 6 of the Partnership Agreement.

E. Liquidation Preference.

(i) In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Partnership, the holders of the Series B Preferred Units will be entitled to be paid out of the assets the Partnership has legally available for distribution to the Partners pursuant to Section 13.2.A of the Partnership Agreement, subject to the preferential rights of the holders of Partnership Interests of any class or series ranking senior to the Series B Preferred Units with respect to the distribution of assets upon liquidation, dissolution or winding up, a liquidation preference of Twenty-Five Dollars ($25.00) per Series B Preferred Unit, plus an amount equal to any accumulated and unpaid distributions (whether or not earned or authorized) to, but not including, the date of payment, before any distribution of assets upon liquidation, dissolution or winding up is made to holders of Common Units or any other class or series of Partnership Interests ranking junior to the Series B Preferred Units as to liquidation rights.

(ii) In the event that, upon any such voluntary or involuntary liquidation, dissolution or winding up, the available assets of the Partnership are insufficient to pay the amount of the liquidating distributions on all outstanding Series B Preferred Units and the corresponding amounts payable on Partnership Interests of all other classes or series ranking on a parity with the Series B Preferred Units in the distribution of assets, including the Series A Preferred Units, then the holders of the Series B Preferred Units, the Series A Preferred Units and all other such classes or series of Partnership Interests shall share ratably in any such distribution of assets in proportion to the full liquidating distributions to which they would otherwise be respectively entitled.

(iii) Holders of Series B Preferred Units shall be entitled to written notice of any such payment upon the voluntary or involuntary liquidation, dissolution or winding up of the Partnership no fewer than 30 days and no more than 60 days prior to the payment date. After payment of the full amount of the liquidating distributions to which they are entitled, the holders of Series B Preferred Units shall have no right or claim to any of the remaining assets of the Partnership.

(iv) The consolidation or merger of the Partnership with or into any other limited partnership, corporation or entity or of any other entity with or into the Partnership, or the sale, lease, transfer or conveyance of all or substantially all of the property or business of the Partnership, shall not be deemed to constitute a liquidation, dissolution or winding up of the Partnership.

F. Redemption.

In connection with redemption by the Company of any of its REIT Series B Preferred Shares in accordance with the provisions of the Series B Articles Supplementary, the Partnership shall provide cash to the Company for such purpose which shall be equal to the REIT Series B Preferred Share redemption price (as set forth in the Series B Articles Supplementary), plus any accumulated and unpaid distributions on the REIT Series B Preferred Shares to, but not including, the REIT Series B Preferred Share redemption date (as set forth in the Series B Articles Supplementary) (or, as applicable, any accumulated and unpaid distributions payable pursuant to Section 6(j) of the Series B Articles Supplementary), and one Series B Preferred Unit shall be concurrently redeemed with respect to each REIT Series B Preferred Share so redeemed by the Company.  From and after the REIT Series B Preferred Share redemption date, the Series B Preferred Units so redeemed shall no longer be outstanding and all rights hereunder, to distributions or otherwise, with respect to such Series B Preferred Units shall cease.

G. Conversion.  The Series B Preferred Units are not convertible into or exchangeable for any other property or securities of the Partnership, except as provided in this Section 2.G.

(i) In the event of a conversion of any REIT Series B Preferred Shares into REIT Shares in accordance with the Series B Articles Supplementary, upon conversion of such REIT Series B Preferred Shares, the Partnership shall convert an equal whole number of the Series B Preferred Units into a number of Common Units equal to the number of REIT Shares into which such REIT Series B Preferred Shares were converted.  In the event of the conversion of any REIT Series B Preferred Shares into Alternative Conversion Consideration (as defined in the Series B Articles Supplementary) in accordance with the Series B Articles Supplementary, the Partnership shall retire a number of Series B Preferred Units equal to the number of REIT Series B Preferred Shares converted into such Alternative Conversion Consideration.  In the event of a conversion of the REIT Series B Preferred Shares into REIT Shares, to the extent the Company is required to pay cash in lieu of fractional REIT Shares pursuant to the Series B Articles Supplementary in connection with such conversion, the Partnership shall distribute an equal amount of cash to the Company.

(ii) Following any such conversion and/or retirement by the Partnership pursuant to this Section G., the General Partner shall make such revisions to the Partnership Agreement as it determines are necessary to reflect such conversion.

H. Voting Rights.  Except as required by applicable law, holders of Series B Preferred Units shall not have any voting or consent rights in respect of their Partnership Interests represented by the Series B Preferred Units.

I. Transfer Restrictions.  The Series B Preferred Units shall not be transferable except in accordance with Section 11.2 of the Partnership Agreement.

3. Except as modified herein, all terms and conditions of the Partnership Agreement shall remain in full force and effect, which terms and conditions the General Partner hereby ratifies and confirms.

4. This Amendment shall be construed and enforced in accordance with and governed by the laws of the State of Delaware, without regard to the principles of conflict of laws.

5. If any provision of this Amendment is or becomes invalid, illegal or unenforceable in any respect, the validity, legality and enforceability of the remaining provisions contained herein shall not be affected thereby.

IN WITNESS WHEREOF, the undersigned has executed this Amendment as of the date first written above.

PENNYMAC GP OP, INC., a Delaware corporation, as General Partner of PennyMac Operating Partnership, L.P. and on behalf of existing Limited Partners

By:	/s/ Jeffrey P. Grogin
Name: Jeffrey P. Grogin
Title: Senior Managing Director and Chief Administrative and Legal Officer and Secretary

[Signature Page to Second Amendment to the LPA]]